Exhibit 99.1

Contact:
Jason D. Feldman
Vice President, Investor Relations
203-363-7329
www.craneco.com

Crane Co. Reports Third Quarter 2021 Results; Raises and Narrows 2021 EPS Guidance; Announces New $300 Million Share Repurchase Authorization

Third Quarter 2021 Highlights
•GAAP earnings from continuing operations per diluted share (EPS) of $1.87 compared to $0.84 in the third quarter of 2020.
•Excluding Special Items, record EPS from continuing operations ("adjusted EPS") of $1.89 increased 103% compared to $0.93 in the third quarter of 2020.
•Core year-over-year sales growth of 20% and core year-over-year order growth of 31%.
•Raising and narrowing GAAP EPS from continuing operations guidance to $6.50-$6.60, from $6.05-$6.25.
•Raising and narrowing EPS from continuing operations guidance, excluding Special Items, to $6.35-$6.45, from $5.95-$6.15.
•Announced new $300 million share repurchase authorization.

STAMFORD, CONNECTICUT - October 25, 2021 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported third quarter 2021 financial results and updated its full-year 2021 outlook.
Max Mitchell, Crane Co. President and Chief Executive Officer stated: “We delivered extremely strong results in the third quarter with record EPS. Performance was outstanding across all of our businesses, and we were able to achieve 20% core year-over-year sales growth and high-teens adjusted operating margins even in the face of continued inflationary pressures and ongoing supply chain challenges. These results are a testament to the hard work and passion of our 11,000 global associates who drive the Crane culture for all stakeholders every day, and who successfully navigated through the myriad challenges of the last two years. "
"Looking ahead, we see further broad-based strengthening across our primary end markets which is reflected in our 31% core year-over-year order growth and 13% core year-over-year backlog growth. Considering our strong performance in the third quarter and our outlook for the balance of the year, we are raising the midpoint of our adjusted EPS guidance by $0.35 to a range of $6.35-$6.45 reflecting an approximate 80% year-over-year increase. The midpoint of our guidance range is also now well above our prior-peak 2019 total adjusted EPS of $6.02 despite Engineered Materials' current classification as discontinued operations, and with many of our end markets still in the very early stages of recovery. In addition to our outstanding performance and near-term outlook, I continue to be very excited about the momentum we have with our ongoing investments in technology and our strategic growth initiatives, all of which are positioning Crane for long-term sustainable above-market growth."

Third Quarter 2021 Results from Continuing Operations
Third quarter 2021 GAAP earnings from continuing operations per diluted share (EPS) of $1.87, compared to $0.84 in the third quarter of 2020. Excluding Special Items, third quarter 2021 EPS from continuing operations was $1.89, compared to $0.93 in the third quarter of 2020. (Please see the attached Non-GAAP Financial Measures tables for a detailed reconciliation of reported results to adjusted measures.)
Third quarter 2021 sales were $834 million, an increase of 21% compared to the third quarter of 2020. The sales increase was comprised of a $134 million, or 20%, increase in core sales, and a $13 million, or 2%, benefit from favorable foreign exchange.
Third quarter 2021 operating profit was $138 million, compared to $76 million in the third quarter of 2020. Operating profit margin was 16.6%, compared to 11.1% last year, with the improvement driven primarily by higher volumes. Excluding Special Items, third quarter 2021 operating profit was $140 million, compared to $83 million last year. Excluding Special Items, operating profit margin was a record 16.8%, compared to 12.0% last year. (Please see the attached Non-GAAP Financial Measures tables for a detailed reconciliation of reported results to adjusted measures.)
Summary of Third Quarter 2021 Results from Continuing Operations

	Third Quarter		Change
(dollars in millions)	2021	2020	$	%
Net sales (GAAP)	$834	$686	$147	21%
Core sales			134	20%
Foreign exchange			13	2%

Operating profit	$138	$76	$62	82%
Operating profit, before special Items (adjusted)*	$140	$83	$57	69%

Operating profit margin	16.6%	11.1%		550bps
Operating profit margin, before special items (adjusted)*	16.8%	12.0%		480bps
*Please see the attached Non-GAAP Financial Measures tables
Cash Flow and Other Financial Metrics
Cash provided by operating activities from continuing operations in the first nine months of 2021 was $312 million, compared to $197 million last year. Capital expenditures in the first nine months of 2021 were $25 million, compared to $20 million last year. Free cash flow (cash provided by operating activities less capital spending) for the first nine months of 2021 was $286 million, compared to $177 million last year.
The Company held cash and short-term investments of $451 million at September 30, 2021, compared to $581 million at December 31, 2020. Total debt was $842 million at September 30, 2021, compared to $1,219 million at December 31, 2020.
On October 25, 2021, Crane Co. also announced that its Board of Directors has approved a $300 million share repurchase authorization.
Rich Maue, Crane Co. Senior Vice President and Chief Financial Officer, added: “The combination of improving end market demand and excellent operational execution has driven robust cash generation, further strengthening our balance sheet and credit metrics, and enhancing our financial flexibility. We believe that share repurchases are attractive at this time given very high confidence in our medium- and long-term outlook, paired with our stock's current discount to both trading peers and fully synergized acquisition multiples. We will continue to evaluate all capital deployment and strategic portfolio options to drive shareholder return with strict financial discipline and a focus on long-term sustainable value creation.”
Third Quarter 2021 Segment Results
All comparisons detailed in this section refer to operating results for the third quarter 2021 versus the third quarter 2020.
Aerospace & Electronics

	Third Quarter		Change
(dollars in millions)	2021	2020	$	%
Net sales	$169	$157	$12	7%

Operating profit	$33	$25	$8	33%

Operating profit margin	19.3%	15.6%		370bps
Sales of $169 million increased 7% compared to the prior year. Operating profit margin improved to 19.3%, from 15.6% last year, primarily reflecting higher volumes, productivity, and benefits from 2020 cost actions. Aerospace & Electronics' order backlog was $479 million at September 30, 2021, compared to $491 million at December 31, 2020, and compared to $498 million at September 30, 2020.
Process Flow Technologies

	Third Quarter		Change
(dollars in millions)	2021	2020	$	%
Net sales	$299	$252	$47	19%
Core sales			39	16%
Foreign exchange			8	3%

Operating profit	$44	$26	$18	71%
Operating profit, before special Items (adjusted)*	$46	$29	$17	60%

Operating profit margin	14.8%	10.3%		450bps
Operating profit margin, before special items (adjusted)*	15.5%	11.4%		410bps
*Please see the attached Non-GAAP Financial Measures tables
Sales of $299 million increased $47 million, or 19%, driven by a $39 million, or 16%, increase in core sales, and an $8 million, or 3%, benefit from favorable foreign exchange. Operating profit margin increased to 14.8%, compared to 10.3% last year, primarily reflecting higher volumes and productivity benefits. Excluding Special Items, operating margin increased to 15.5%, compared to 11.4% last year. Process Flow Technologies order backlog was $351 million at September 30, 2021, compared to $313 million at December 31, 2020, and compared to $305 million at September 30, 2020.

Payment & Merchandising Technologies

	Third Quarter		Change
(dollars in millions)	2021	2020	$	%
Net sales	$366	$277	$89	32%
Net sales, including acquisition-related deferred revenue*	366	280	86	31%
Core sales			84	30%
Foreign exchange			5	2%

Operating profit	$84	$41	43	107%
Operating profit, before special Items (adjusted)*	$83	$44	38	87%

Operating profit margin	22.9%	14.6%		830bps
Operating profit margin, before special items (adjusted)*	22.6%	15.8%		680bps
*Please see the attached Non-GAAP Financial Measures tables
Sales of $366 million increased $89 million, or 32%, driven by an $84 million, or 30%, increase in core sales, and a $5 million, or 2%, benefit from favorable foreign exchange. Operating profit margin increased to 22.9%, from 14.6% last year, primarily reflecting higher volumes. Excluding Special Items, operating profit margin increased to 22.6%, from 15.8% last year.
Updating Full Year Outlook
On May 24, 2021, Crane Co. announced that it had signed an agreement to sell its Engineered Materials segment. Consequently, starting with second quarter 2021 financial results, Engineered Materials has been presented as discontinued operations. All components of guidance, both GAAP and adjusted, are provided on a continuing operations basis and exclude all contribution from Engineered Materials.

We are raising our 2021 full year GAAP EPS from continuing operations guidance to a range of $6.50-$6.60, compared to the prior range of $6.05-$6.25.

We are raising our 2021 full year EPS from continuing operations guidance excluding Special Items (adjusted) to a range of $6.35-$6.45, compared to the prior range of $5.95-$6.15. Revised guidance now assumes core sales growth of +10% to +12%, an adjusted tax rate of approximately 17.5%, and corporate expense of $90 million. Additional details of our revised guidance are shown in the following table (Please see the attached non-GAAP Financial Measures tables.)

Full Year 2021 Guidance Details (Continuing Operations Basis)*
($ Millions, except per share amounts)	Prior Guidance (7/26/2021)	Updated Guidance
Net sales	$3,100	$3,150
Core sales growth	+7% to +9%	+10% to +12%
Acquisition benefit	~$5	~$5
FX translation	+3.5%	+2.5%
Diluted earnings per share, GAAP	$6.05 to $6.25	$6.50 to $6.60
Diluted earnings per share, non-GAAP (adjusted)	$5.95 to $6.15	$6.35 to $6.45
Operating cash flow	$390 to $420	$400 to $425
Capital expenditures	$70	$60
Free cash flow	$320 to $350	$340 to $365
Corporate expense	$80	$90
Adjusted tax rate	~20.5%	~17.5%
Non-operating expense, net	$31	$31
Full-year diluted share count	~59 million	~59 million
*Please see the attached Non-GAAP Financial Measures tables
Additional Information
Share repurchases under the authorization may occur from time to time in open market transactions at prevailing prices or by other means in accordance with federal securities laws. The timing and amount of any repurchases will be determined by the Company’s management based on its evaluation of market conditions and other factors. There is no guarantee as to the number of shares that will be repurchased or the amount that will be spent on repurchases, and the repurchases may be extended, suspended, or discontinued at any time without prior notice at the Company’s discretion. This announcement is neither an offer to sell, or the solicitation of an offer to purchase, any securities.
Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.
Conference Call
Crane Co. has scheduled a conference call to discuss the third quarter financial results on Tuesday, October 26, 2021 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website under Investors, Events & Presentations. Slides that accompany the conference call will be available on the Company’s website.
Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane Co. provides products and solutions to customers in the chemicals, oil & gas, power, automated payment solutions, banknote design and production and aerospace & defense markets, along with a wide range of general industrial and consumer related end markets. The Company has four business segments: Aerospace & Electronics, Process Flow Technologies, Payment & Merchandising Technologies, and Engineered Materials. On May 24, 2021, Crane announced that it had signed an agreement to divest its Engineered Materials segment; that sale is pending, subject to customary closing conditions and regulatory approvals. Crane Co. has approximately 11,000 employees in the Americas, Europe, the Middle East, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are based on the management’s current beliefs, expectations, plans, assumptions and objectives regarding Crane Co.’s future financial performance and are subject to significant risks and uncertainties. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors, including risks and uncertainties related to the ongoing COVID-19 pandemic, that could cause actual results or outcomes to differ materially from those expressed or implied in these forward-looking statements. Such factors also include, among others: uncertainties regarding the extent and duration of the impact of the COVID-19 pandemic on many aspects of our business, operations and financial performance; changes in economic, financial and end-market conditions in the markets in which we operate; fluctuations in raw material prices; the financial condition of our customers and suppliers; economic, social and political instability, currency fluctuation and other risks of doing business outside of the United States; competitive pressures, including the need for technology improvement, successful new product development and introduction and any inability to pass increased costs of raw materials to customers; our ability to value and successfully integrate acquisitions, to realize synergies and opportunities for growth and innovation, and to attract and retain highly qualified personnel and key management; the risks that any regulatory approval that may be required for the Engineered Materials divestiture is delayed or is not obtained, that the Engineered Materials divestiture does not close or that the related transaction agreement is terminated, or that the benefits expected from the Engineered Materials divestiture will not be realized or will not be realized within the expected time period; a reduction in congressional appropriations that affect defense spending and our ability to predict the timing and award of substantial contracts in our banknote business; adverse effects on our business and results of operations, as a whole, as a result of increases in asbestos claims or the cost of defending and settling such claims; adverse effects as a result of environmental remediation activities, costs, liabilities and related claims; investment performance of our pension plan assets and fluctuations in interest rates, which may affect the amount and timing of future pension plan contributions; and other risks noted in reports that we file with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and subsequent reports filed with the Securities and Exchange Commission. Crane Co. does not undertake any obligation to update or revise any forward-looking statements.
(Financial Tables Follow)

CRANE CO.
Income Statement Data
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net sales:
Aerospace & Electronics	$168.6	$157.0	$480.2	$507.3
Process Flow Technologies	299.1	252.3	897.9	748.2
Payment & Merchandising Technologies	365.8	277.2	1,031.4	822.1
Total net sales	$833.5	$686.5	$2,409.5	$2,077.6

Operating profit:
Aerospace & Electronics	$32.5	$24.5	$89.3	$87.8
Process Flow Technologies	44.3	25.9	140.9	74.1
Payment & Merchandising Technologies	83.7	40.5	247.4	68.9
Corporate	(22.3)	(15.0)	(62.5)	(44.5)
Total operating profit	$138.2	$75.9	$415.1	$186.3

Interest income	$0.2	$0.6	$1.1	$1.3
Interest expense	(11.0)	(14.4)	(36.0)	(41.3)
Miscellaneous, net	3.6	4.4	17.2	10.6
Income from continuing operations before income taxes	131.0	66.5	397.4	156.9
Provision for income taxes	19.6	17.1	71.9	36.6
Net income from continuing operations attributable to common shareholders	111.4	49.4	325.5	120.3
Income from discontinued operations, net of tax [1]	5.2	7.2	37.8	13.9
Net income attributable to common shareholders	$116.6	$56.6	$363.3	$134.2

Earnings per diluted share from continuing operations	$1.87	$0.84	$5.50	$2.04
Earnings per diluted share from discontinued operations	0.09	0.13	0.64	0.24
Earnings per diluted share	$1.96	$0.97	$6.14	$2.28

Average diluted shares outstanding	59.5	58.5	59.2	58.9
Average basic shares outstanding	58.7	58.1	58.5	58.4

Supplemental data:
Cost of sales	$509.1	$444.8	$1,456.5	$1,344.2
Selling, general & administrative	186.2	165.8	537.9	547.1
Acquisition-related and integration charges [2]	—	2.7	—	10.3
Disposition costs [2]	0.6	—	1.3	—
Repositioning related charges (gains), net [2]	0.8	1.4	(8.6)	25.9
Depreciation and amortization [2]	29.1	31.6	89.8	92.6
Stock-based compensation expense [2]	6.0	5.6	18.3	15.8

[1] The nine-month period ended September 30, 2021 includes $21.5 million of deferred tax benefit associated with the pending disposition of the Engineered Materials segment.
[2] Amounts included within Cost of sales and/or Selling, general & administrative costs.

CRANE CO.
Condensed Balance Sheets
(in millions)

	September 30, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$450.8	$551.0
Accounts receivable, net	512.7	423.9
Current insurance receivable - asbestos	14.4	14.4
Inventories, net	445.8	429.7
Other current assets	110.8	137.3
Current assets held for sale	227.0	17.4
Total current assets	1,761.5	1,573.7

Property, plant and equipment, net	525.8	573.7
Long-term insurance receivable - asbestos	62.3	72.5
Other assets	707.0	757.5
Goodwill	1,417.9	1,437.7
Long-term assets held for sale	—	199.9
Total assets	$4,474.5	$4,615.0

Liabilities and equity
Current liabilities
Short-term borrowings	$—	$375.7
Accounts payable	244.3	198.9
Current asbestos liability	66.5	66.5
Accrued liabilities	395.4	388.0
Income taxes	19.9	0.1
Current liabilities held for sale	39.1	27.4
Total current liabilities	765.2	1,056.6

Long-term debt	842.2	842.9
Long-term deferred tax liability	50.6	53.6
Long-term asbestos liability	563.9	603.6
Other liabilities	442.2	501.0
Long-term liabilities held for sale	—	26.2

Total equity	1,810.4	1,531.1
Total liabilities and equity	$4,474.5	$4,615.0

CRANE CO.
Condensed Statements of Cash Flows
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Operating activities from continuing operations:
Net income from continuing operations attributable to common shareholders	$111.4	$49.4	$325.5	$120.3
Gain on sale of property	—	—	(18.5)	—
Depreciation and amortization	29.1	31.6	89.8	92.6
Stock-based compensation expense	6.0	5.6	18.3	15.8
Defined benefit plans and postretirement credit	(1.8)	(1.8)	(6.0)	(4.5)
Deferred income taxes	(4.5)	—	(4.4)	7.5
Cash (used for) provided by operating working capital	(11.0)	44.1	(36.5)	(2.3)
Defined benefit plans and postretirement contributions	(5.6)	(0.8)	(22.8)	(3.1)
Environmental payments, net of reimbursements	(0.9)	0.8	(4.6)	(2.9)
Asbestos related payments, net of insurance recoveries	(9.4)	(4.5)	(29.6)	(23.7)
Other	1.0	(2.8)	0.5	(2.7)
Total provided by operating activities from continuing operations	$114.3	$121.6	$311.7	$197.0
Investing activities from continuing operations:
Payments for acquisitions, net of cash acquired	$—	$3.1	$—	$(169.2)
Proceeds from disposition of capital assets	—	1.2	23.3	3.9
Capital expenditures	(11.5)	(6.7)	(25.3)	(20.0)
Purchase of marketable securities	—	(60.0)	(10.0)	(60.0)
Proceeds from sale of marketable securities	—	—	40.0	—
Total (used for) provided by investing activities from continuing operations	$(11.5)	$(62.4)	$28.0	$(245.3)
Financing activities from continuing operations:
Dividends paid	$(25.2)	$(25.0)	$(75.5)	$(75.4)
Reacquisition of shares on open market	—	—	—	(70.0)
Stock options exercised, net of shares reacquired	4.6	3.6	9.9	4.2
Debt issuance costs	—	(0.1)	—	(1.3)
Proceeds from issuance of commercial paper with maturities greater than 90 days	—	—	—	251.3
Repayments of commercial paper with maturities greater than 90 days	—	(92.1)	(27.1)	(188.6)
Net repayments from issuance of commercial paper with maturities of 90 days or less	(15.0)	(14.0)	—	(76.8)
Proceeds from revolving credit facility	—	—	—	77.2
Repayments of revolving credit facility	—	—	—	(77.2)
Proceeds from term loan	—	—	—	343.9
Repayment of term loan	—	—	(348.1)	—
Total (used for) provided by financing activities from continuing operations	$(35.6)	$(127.6)	$(440.8)	$187.3
Discontinued operations:
Total provided by operating activities	$6.0	$9.9	$15.3	$11.1
Total used for investing activities	(0.6)	(0.4)	(1.4)	(0.6)
Increase in cash and cash equivalents from discontinued operations	5.4	9.5	13.9	10.5
Effect of exchange rate on cash and cash equivalents	(8.5)	11.4	(13.0)	1.2
Increase (decrease) in cash and cash equivalents	64.1	(47.5)	(100.2)	150.7
Cash and cash equivalents at beginning of period	386.7	592.1	551.0	393.9
Cash and cash equivalents at end of period	$450.8	$544.6	$450.8	$544.6

CRANE CO.
Order Backlog
(in millions)

	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Aerospace & Electronics	$478.5	$472.9	$481.6	$491.2	$498.1
Process Flow Technologies	351.4	344.1	325.4	313.4	304.8
Payment & Merchandising Technologies	387.9	374.7	337.0	347.6	270.1
Total backlog	$1,217.8	$1,191.7	$1,144.0	$1,152.2	$1,073.0

CRANE CO.
Non-GAAP Financial Measures
(in millions, except per share data)

	Three Months Ended September 30,
	2021		2020		% Change
	$	Per Share	$	Per Share	(on $)
Net sales (GAAP)	$833.5		$686.5		21.4%
Acquisition-related deferred revenue[1]	—		2.6
Net sales before special items (adjusted)	$833.5		$689.1		21.0%

Operating profit (GAAP)	$138.2		$75.9		82.1%
Operating profit margin (GAAP)	16.6%		11.1%

Special items impacting operating profit:
Acquisition-related deferred revenue [1]	—		2.6
Acquisition-related and integration charges	—		2.7
Disposition costs	0.6		—
Repositioning related charges, net	0.8		1.4
Operating profit before special items (adjusted)	$139.6		$82.6		69.0%
Operating profit margin before special items (adjusted)	16.8%		12.0%

Net income from continuing operations attributable to common shareholders (GAAP)	$111.4	$1.87	$49.4	$0.84	125.5%

Special items, net of tax, impacting net income from continuing operations attributable to common shareholders:
Acquisition-related deferred revenue [1]	—	—	1.9	0.03
Acquisition-related and integration charges	—	—	2.1	0.04
Disposition costs	0.5	0.01	—	—
Repositioning related charges, net	0.7	0.01	1.1	0.02
Net income from continuing operations, net of tax, attributable to common shareholders before special items (adjusted)	$112.6	$1.89	$54.5	$0.93	106.6%

Special items impacting provision for income taxes from continuing operations:
Provision for income taxes (GAAP)	$19.6		$17.1
Tax effect of acquisition-related deferred revenue [1]	—		0.7
Tax effect of acquisition-related and integration charges	—		0.6
Tax effect of disposition costs	0.1		—
Tax effect of repositioning related charges, net	0.2		0.3
Provision for income taxes before special items (adjusted)	$19.9		$18.7

[1] Acquisition-related revenue that would otherwise be recognized but for the purchase accounting treatment of acquisitions.
Totals may not sum due to rounding

CRANE CO.
Non-GAAP Financial Measures
(in millions, except per share data)

	Nine Months Ended September 30,
	2021		2020		% Change
	$	Per Share	$	Per Share	(on $)
Net sales (GAAP)	$2,409.5		$2,077.6		16.0%
Acquisition-related deferred revenue[1]	—		7.7
Net sales before special items (adjusted)	$2,409.5		$2,085.3		15.5%

Operating profit (GAAP)	$415.1		$186.3		122.8%
Operating profit margin (GAAP)	17.2%		9.0%

Special items impacting operating profit:
Acquisition-related deferred revenue [1]	$—		$7.7
Acquisition-related and integration charges	—		10.3
Disposition costs	1.3		—
Repositioning related (gains) charges, net	(8.6)		25.9
Operating profit before special items (adjusted)	$407.8		$230.2		77.2%
Operating profit margin before special items (adjusted)	16.9%		11.0%

Net income from continuing operations attributable to common shareholders (GAAP)	$325.5	$5.50	$120.3	$2.04	170.6%

Special items, net of tax, impacting net income from continuing operations attributable to common shareholders:
Acquisition-related deferred revenue [1]	$—	$—	$5.7	$0.10
Acquisition-related and integration charges	—	—	7.9	0.13
Disposition costs	1.0	0.02	—	—
Repositioning related (gains) charges, net	(8.4)	(0.14)	19.3	0.33
Gain on sale of property	(4.5)	(0.08)	—	—
Net income from continuing operations, net of tax, attributable to common shareholders before special items (adjusted)	$313.6	$5.30	$153.2	$2.60	104.7%

Special items impacting provision for income taxes from continuing operations:
Provision for income taxes (GAAP)	$71.9		$36.6
Tax effect of acquisition-related deferred revenue [1]	—		2.0
Tax effect of acquisition-related and integration charges	—		2.4
Tax effect of disposition costs	0.3		—
Tax effect of repositioning related (gains) charges, net	(0.3)		6.5
Tax effect of gain on sale of property	(1.2)		—
Provision for income taxes before special items (adjusted)	$70.7		$47.5

[1] Acquisition-related revenue that would otherwise be recognized but for the purchase accounting treatment of acquisitions.
Totals may not sum due to rounding

CRANE CO.
Non-GAAP Financial Measures by Segment
(in millions)

Three Months Ended September 30, 2021	Aerospace & Electronics	Process Flow Technologies	Payment & Merchandising Technologies	Corporate	Total Company
Net sales (GAAP)	$168.6	$299.1	$365.8	$—	$833.5

Operating profit (GAAP)	$32.5	$44.3	$83.7	$(22.3)	$138.2
Operating profit margin (GAAP)	19.3%	14.8%	22.9%		16.6%

Special items impacting operating profit:
Disposition costs	$—	$—	$—	$0.6	$0.6
Repositioning related charges (gains), net	—	1.9	(1.1)	—	0.8
Operating profit before special items (adjusted)	$32.5	$46.2	$82.6	$(21.7)	$139.6
Operating profit margin before special items (adjusted)	19.3%	15.5%	22.6%		16.8%

Three Months Ended September 30, 2020
Net sales (GAAP)	$157.0	$252.3	$277.2	$—	$686.5
Acquisition-related deferred revenue[1]	—	—	2.6	—	2.6
Net sales before special items (adjusted)	$157.0	$252.3	$279.8	$—	$689.1

Operating profit (GAAP)	$24.5	$25.9	$40.5	$(15.0)	$75.9
Operating profit margin (GAAP)	15.6%	10.3%	14.6%		11.1%

Special items impacting operating profit:
Acquisition-related deferred revenue[1]	$—	$—	$2.6	$—	$2.6
Acquisition-related and integration charges	—	1.7	1.0	—	2.7
Repositioning related charges, net	—	1.2	0.2	—	1.4
Operating profit before special items (adjusted)	$24.5	$28.8	$44.3	$(15.0)	$82.6
Operating profit margin before special items (adjusted)	15.6%	11.4%	15.8%		12.0%
[1] Acquisition-related revenue that would otherwise be recognized but for the purchase accounting treatment of acquisitions.
Totals may not sum due to rounding

CRANE CO.
Non-GAAP Financial Measures by Segment
(in millions)

Nine Months Ended September 30, 2021	Aerospace & Electronics	Process Flow Technologies	Payment & Merchandising Technologies	Corporate	Total Company
Net sales (GAAP)	$480.2	$897.9	$1,031.4	$—	$2,409.5

Operating profit (GAAP)	$89.3	$140.9	$247.4	$(62.5)	$415.1
Operating profit margin (GAAP)	18.6%	15.7%	24.0%		17.2%

Special items impacting operating profit:
Disposition costs	$—	$—	$—	$1.3	$1.3
Repositioning related gains, net	—	(7.0)	(1.6)	—	(8.6)
Operating profit before special items (adjusted)	$89.3	$133.9	$245.8	$(61.2)	$407.8
Operating profit margin before special items (adjusted)	18.6%	14.9%	23.8%		16.9%

Nine Months Ended September 30, 2020
Net sales (GAAP)	$507.3	$748.2	$822.1	$—	$2,077.6
Acquisition-related deferred revenue[1]	—	—	7.7	—	7.7
Net sales before special items (adjusted)	$507.3	$748.2	$829.8	$—	$2,085.3

Operating profit (GAAP)	$87.8	$74.1	$68.9	$(44.5)	$186.3
Operating profit margin (GAAP)	17.3%	9.9%	8.4%		9.0%

Special items impacting operating profit:
Acquisition-related deferred revenue[1]	$—	$—	$7.7	$—	$7.7
Acquisition-related and integration charges	—	5.0	5.1	0.2	10.3
Repositioning related charges, net [2]	4.7	7.7	13.5	—	25.9
Operating profit before special items (adjusted)	$92.5	$86.8	$95.2	$(44.3)	$230.2
Operating profit margin before special items (adjusted)	18.2%	11.6%	11.5%		11.0%

[1] Acquisition-related revenue that would otherwise be recognized but for the purchase accounting treatment of acquisitions.
[2] Repositioning related charges in 2020 primarily consist of COVID-19 related severance and, to a lesser extent, acquisition-related repositioning and facility consolidation.
Totals may not sum due to rounding

CRANE CO.
Full Year Guidance
(in millions, except per share data)

2021 Earnings from Continuing Operations per Share Guidance	Low	High
Earnings from continuing operations per diluted share (GAAP)	$6.50	$6.60
Special items impacting earnings per share	(0.15)	(0.15)
Earnings from continuing operations per diluted share before special items (adjusted)	$6.35	$6.45

	Three Months Ended September 30,		Nine Months Ended September 30,		2021 Guidance
Cash Flow Items	2021	2020	2021	2020	Low	High
Cash provided by operating activities before asbestos-related payments	$123.7	$126.1	$341.3	$220.7	$445.0	$470.0
Asbestos-related payments, net of insurance recoveries	(9.4)	(4.5)	(29.6)	(23.7)	(45.0)	(45.0)
Cash provided by operating activities	114.3	121.6	311.7	197.0	400.0	425.0
Less: Capital expenditures	(11.5)	(6.7)	(25.3)	(20.0)	(60.0)	(60.0)
Free cash flow	$102.8	$114.9	$286.4	$177.0	$340.0	$365.0

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Certain non-GAAP measures are provided in this presentation. Management believes that non-GAAP financial measures which exclude certain non-recurring items present additional useful comparisons between current results and results in prior operating periods. Specifically, management believes that, when considered together with reported amounts, these non-GAAP measures are useful to investors and management in understanding ongoing operations and by providing a clearer view of the underlying trends of the business. In addition, Free Cash Flow provides supplemental information to assist investors and management in analyzing the Company’s ability to generate liquidity from its operating activities. The measure of Free Cash Flow does not take into consideration certain other non-discretionary cash requirements such as, for example, mandatory principal payments on the Company's long-term debt. Management uses non-GAAP financial measures in evaluating the Company's core operating results and financial performance. Non-GAAP financial measures, which may be inconsistent with similarly captioned measures presented by other companies, should be viewed as a supplement to, and not as a substitute for or superior to, the Company’s reported results prepared in accordance with GAAP. Reconciliations of the Company’s non-GAAP financial measures to the most directly comparable GAAP results are included in the tables at the end of this press release.